Exhibit 10.19
AGREEMENT
This AGREEMENT (“Agreement”) is made and entered into as of this 5th day of March, 2010 by and between Robert L. Levy (“Executive”) and Centerline Capital Group Inc. (the “Centerline” and collectively with Executive, the “Parties”).
WHEREAS, Executive and Centerline (a/k/a Centerline Affordable Housing Advisors LLC and f/k/a ChaterMac Capital LLC) are signatories to an Executive Employment Agreement dated November 28, 2006 (the “Employment Agreement”), which was amended by a written document dated July 25, 2007, was amended a second time by a document dated April 15, 2008, was amended a third time by a written document signed by the Parties on December 31, 2008, and was amended a fourth time by a written document dated March 11, 2009;
WHEREAS, the Parties have agreed to terminate the Employment Agreement as amended and continue their employment relationship on an at-will basis effective as of the date of this Agreement; and
WHEREAS, the Parties understand that they are waiving legal rights by signing this Agreement, and enter into this Agreement voluntarily, with a full understanding of and agreement with all its terms;
NOW, THEREFORE, in consideration of the promises and mutual covenants and agreements set forth herein, and for other good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:
1. Termination of the Employment Agreement.
(a) The Parties hereby mutually terminate the Employment Agreement as amended and all of its provisions (notwithstanding anything contained in the Employment Agreement to the contrary) effective immediately, and from and after the date hereof the Employment Agreement as amended, including without limitation any non-compete provision, shall be null and void and have no further effect.
(b) The Parties shall continue their employment relationship on an at-will basis, which means that either the Executive or Centerline may modify or terminate the employment relationship at any time, for any reason, with or without notice.
(c) Executive acknowledges that, to date, he has not suffered any on-the-job injury or illness for which he has not already filed a claim, and that he does not know of any unlawful or inappropriate conduct at Centerline, whether involving its business conduct or policies or with respect to its employment policies, actions or decisions, that he has not already reported to Centerline.

2. Release.
(a) In General: In exchange for Centerline’s promises contained in this Agreement, Executive agrees to irrevocably and unconditionally release any and all Claims he may now have against Centerline and other parties as set forth in this Section 2.
(b) Released Parties: The “Released Parties” are Centerline, Centerline’s respective current and former related companies, partnerships, or joint ventures, and, with respect to each of them, all of their predecessors and successors, and, with respect to each such entity, all of its past, present, and future agents, directors, officers, managers, supervisors, employees, stockholders, members, owners, representatives, assigns, attorneys, agents and insurers, and any other persons acting by, through, under, or in concert with any of the persons or entities listed in this subsection, and their successors
(c) Claims Released: As of the date of the execution of this Agreement and in exchange for the consideration provided herein, Executive irrevocably and unconditionally releases, acquits, and forever discharges any and all known or unknown claims, charges, promises, actions, or similar rights that Executive may have (the “Claims”) against the Released Parties listed in subsection 2(b) above; except Executive does not release any Claims related to: (i) his right, if any, to coverage under any applicable Centerline directors and officers insurance policies or (ii) Executive’s right, if any, to expense reimbursements pursuant to applicable Centerline policy. Executive understands that the Claims that the Executive is releasing might arise under many different laws (including statutes, regulations, other administrative guidance, and common law doctrines), and include without limitation, claims such as breach of contract, implied contract, promissory estoppel, or claims under any federal, state or local statute, law, order or ordinance, such as Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, Section 1981 of the Civil Rights Act of 1866, the Employee Retirement Income Security Act, the New York Labor Law, the New York State Human Rights Law, and the New York City Human Rights Law.
(d) Centerline Release: In consideration of the promises and covenants contained herein, Centerline hereby agrees to irrevocably and unconditionally release and discharge Executive from any and all claims arising from or related to Executive’s employment with Centerline that Centerline now has, ever had or may have against the Executive except this release does not include any claims related to the following: (a) any criminal acts by Executive; and (b) any claims for fraud that Centerline, Centerline Holding Company, and/or their shareholders may have against Executive.
3. Payment and Benefits. In consideration of the promises of Executive as set forth herein, and without any obligation to do so, Centerline agrees to provide Executive with the payments and benefits as set forth in this Section 3.

(a) Upon the execution and delivery of this Agreement by both Parties, Centerline will pay to the Executive a contract termination payment of $100,000.00. Such amount shall be paid by check, net of all applicable taxes, withholdings, and deductions.
(b) Centerline will withhold taxes and other amounts and report amounts to tax authorities with respect to the payments and benefits Executive will receive under this Agreement as it determines, in its sole discretion, that it is required to do.
(c) Executive acknowledges that the Released Parties have paid him all payments or benefits (including but not limited to wages, bonus, commissions, sick or vacation pay) presently due to him other than expense reimbursements.
(d) The Parties acknowledge that nothing in this Agreement shall affect whether Executive is eligible for a 2009 bonus, which, if declared, would be announced and paid in 2010. Executive acknowledges that Centerline retains the sole and absolute discretion to determine whether a 2009 bonus will be declared, and the amount, if any, of the 2009 bonus.
(e) In the event Executive is terminated without Cause (as defined in the Employment Agreement) within six months after the closing of the transaction in which C-III Capital Partners LLC acquires certain assets of Centerline, Centerline will pay Executive severance in the amount of $134,769.00, less applicable taxes, withholdings and deductions provided Executive signs (and does not revoke) a separation agreement in a form acceptable to Centerline that contains a general release of claims in favor of Release Parties.
4. Promises.
(a) Pursuit of Released Claims: As of the execution of this Agreement, Executive warrants that he has not filed or caused to be filed any lawsuit, complaint, or charge with respect to any Claim this Agreement purports to waive.
(b) Ownership of Claims: Executive represents and warrants to Centerline that he has not assigned any rights or claims he may have against Centerline, or any of the other Released Parties, to any other person or entity.
(c) Nonadmission of Liability: The Parties agree not to assert that this Agreement is an admission of guilt or wrongdoing by Executive, Centerline, or any Released Party and they both acknowledge that Executive, Centerline and the Released Parties deny that they have engaged in wrongdoing of any kind or nature.
5. Business Materials and Property Disclosure. All written materials, records, and documents made by the Executive or coming into his possession concerning the business affairs of Centerline or its affiliated entities shall be the sole property of Centerline and, upon termination of his employment with Centerline, upon the request of Centerline, the Executive shall deliver the same to Centerline and shall retain no copies. The Executive shall also return to Centerline all other property in his possession owned by Centerline upon termination of Executive’s employment.

6. Inventions and Patents. The Executive agrees that all processes, technologies and inventions, including new contributions, improvements, ideas and discoveries, together with all products and proceeds of the Executive’s services for Centerline and its affiliates, including, but not limited to, all materials, ideas, concepts, formats, suggestions, developments, arrangements, packages, programs and other intellectual properties that the Executive may acquire, obtain, develop or create in connection with and during his employment with Centerline (collectively, “Inventions”) shall belong exclusively to Centerline, provided that such Inventions grew out of the Executive’s work with Centerline or any of its affiliates, are related to the business (commercial or Experimental) of Centerline or any of its affiliates or are conceived or made on Centerline’s time or with the use of Centerline’s facilities or materials. The Executive shall promptly disclose such Inventions to Centerline and shall, subject to reimbursement by Centerline for all reasonable expenses incurred by the Executive in connection therewith: (i) assign to Centerline, without additional compensation, all patent and other rights to such Inventions for the United States and Foreign countries: (ii) sign all papers necessary to carry out the foregoing; and (iii) give testimony in support of the Executive’s inventorship.
7. Confidential Information. Executive agrees that, by virtue of the performance of his duties with Centerline or its affiliates and by virtue of the relationship of trust and confidence between the Executive and Centerline, Executive possesses (and will possess) certain data and knowledge of the operations of Centerline and its affiliates, which are proprietary in nature and confidential. The Executive covenants and agrees that he will not, at any time, while employed by Centerline or otherwise, reveal, divulge or make known to any person (other than Centerline and/or its affiliates) or use for his own account, any confidential or proprietary record, data, model, trade secret, pricing policy, bid amount, bid strategy, rate structure, personnel policy, method or practice of obtaining or doing business by Centerline or any of its affiliates, or any other confidential or proprietary information whatsoever (the “Confidential Information”), whether or not obtained with the knowledge and permission of Centerline and whether or not developed, devised or otherwise created in whole or in part by the efforts of the Executive, provided, however, that Confidential Information shall not be deemed to include any information that (A) is or hereafter becomes generally available to the public other than through disclosure by the Executive, (B) is rightfully received by the Executive after his employment ends from a third party or (C) was brought by the Executive prior to his employment relationship with Centerline or any of its predecessors. The Executive further covenants and agrees that he shall retain all such knowledge and information that he shall acquire or develop respecting such Confidential Information in trust for the sole benefit of Centerline and its successors and assigns. Executive shall not, without the prior written consent of Centerline, unless compelled pursuant to the order of a court or other governmental or legal body having jurisdiction over such matter, communicate or divulge any such Confidential Information to anyone other than Centerline and those designated by it. In the event Executive is compelled by order of a court or other governmental or legal body to communicate or divulge any Confidential Information to anyone other than Centerline and those designated by it, Executive shall promptly notify Centerline of any such order and shall cooperate fully with Centerline (and the owner of such Confidential information) in protecting such in formation to the extent possible under applicable law, provided such information may be disclosed if Executive is advised by counsel that failure to disclose would subject the Executive to risk of penalty or fine. Nothing in this Section 7 is intended to, or shall, prohibit Executive from discussing any matters with his attorney for the purpose of seeking legal advice, provided that Executive notifies his attorney of Executive’s obligations under this section.

8. No Other Agreements. Executive acknowledges that by signing this Agreement, he has not relied upon any representations, promises or agreements by Centerline, its employees, its officers, its directors, or its representatives (including any Centerline attorney) which are not contained in this Agreement. Executive acknowledges that he is entering into this Agreement voluntarily and that he fully understands all of its provisions. This Agreement constitutes the entire understanding of the Parties and supersedes all prior oral and written agreements, including the Employment Agreement as amended. This Agreement cannot be modified except by a writing signed by all parties hereto.
9. Governing Law. This Agreement shall be governed by and construed under the laws of the State of New York without regard to its conflicts of laws principles. Any litigation, arbitration, or similar proceeding with respect to such matters may be brought only within the state, county and City of New York and all parties to this Agreement consent to such jurisdiction and agree that venue only in the state, county and City of New York would be proper.
10. Titles/Captions. The titles/captions to the sections contained in this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.
11. Severability: If any provision of this Agreement is declared or determined by any court to be illegal or invalid, that part shall be modified or excluded from the Agreement only to the extent required by law, but the validity of the remaining parts, terms, or provisions shall not be affected and shall continue in full force and effect.
12. Counterparts. This Agreement may be executed in counterparts and by facsimile signatures, and each such duly executed counterpart shall be of the same validity, force and effect as the original.
13. Successors and Assigns. This Agreement will apply to, be binding in all respects upon and inure to the benefit of the respective successors and assigns of the Parties, including their personal representatives, administrators, executors, heirs and others taking from them; provided, however, that no party may delegate or avoid any of its liabilities, obligations or responsibilities under this Agreement.

14. Knowing and Voluntary Release of Claims. Executive agrees that this Agreement constitutes a knowing and voluntary waiver of rights or claims he may have against the Released Parties. Executive shall have, and Executive represents and warrants that Centerline gave him a reasonable period of time in which to consider this Agreement before executing it, and that such period was sufficient for his full and complete consideration of its terms. Centerline advised Executive to take this Agreement home, read it, and carefully consider all of its terms before signing it. Executive has carefully read this Agreement, fully understands what it means, and is entering into it voluntarily.
IN WITNESS WHEREOF, the parties hereto have executed, or caused their duly authorized officer to execute, this Agreement as of the day and year first above written.

ROBERT L. LEVY:
/s/ Robert L. Levy
Date:	Feb. 25, 2010

CENTERLINE CAPITAL GROUP INC.:
By:	/s/ Marc D. Schnitzer
	Name:	Marc D. Schnitzer
	Title:	CEO and President
Date:	Feb. 26, 2010